Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [    ], 200[    ] (this “Agreement”), is entered into by and among VIROPHARMA INCORPORATED, a Delaware corporation (“Buyer”), LEV PHARMACEUTICALS, INC., a Delaware corporation (“Target”), and STOCKTRANS, INC., a Pennsylvania corporation, as Rights Agent (the “Rights Agent”) and as initial CVR Registrar (as defined herein).

Preamble

Buyer, HAE Acquisition Corp., a Delaware corporation (“Sub”), and Target have entered into an Agreement and Plan of Merger dated as of July 15, 2008 (the “Merger Agreement”), pursuant to which Sub will merge with and into Target, with Target surviving the Merger as a subsidiary of Buyer.

Pursuant to the Merger Agreement, Buyer agreed to create and issue to Target’s stockholders of record immediately prior to the Effective Time contingent value rights as hereinafter described.

The parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Buyer and to make this Agreement a valid and binding agreement of Buyer, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with U.S. generally accepted accounting principles, as in effect on the date hereof;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iv) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and

(v) all references to “including” shall be deemed to mean including without limitation.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Board of Directors” means the board of directors of Buyer.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Buyer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Cinryze” means Target’s C1 inhibitor (human) product.

“CVRs” means the contingent value rights issued by Buyer pursuant to the Merger Agreement and this Agreement.

“CVR Payment Amounts” means the First CVR Payment Amount and the Second CVR Payment Amount.

“CVR Payment Date” means the date that a CVR Payment Amount is paid by Buyer to the Holders, which date shall be established pursuant to Section 2.4.

“First CVR Payment Amount” means an amount equal to $0.50 per CVR, payable in cash.

“HAE” means hereditary angioedema.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Net Sales” means those sales of Cinryze for the applicable fiscal period as reported by Buyer or, in the event any sales of Cinryze are not reported by Buyer, from the books and records of any Permitted Sellers, which shall be maintained in accordance with GAAP or such other successor standard as is mandated by the SEC, as net sales in its audited annual and unaudited quarterly financial statements filed with the Securities and Exchange Commission, provided that if Buyer or any Permitted Seller is not a publicly reporting company, Buyer or Permitted Seller shall audit its calculation of “Net Sales.”

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Buyer, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Orphan Exclusivity” means, as set forth in 21 U.S.C. § 360aa and 21 C.F.R. Part 316, Subpart D, the seven year exclusive marketing period applicable to the holder of U.S. Marketing Approval for a product that has received orphan designation under 21 U.S.C. § 360bb for a rare disease or condition.

“Permitted Seller” means any licensee or sublicensee of Buyer (but not a distributor of Buyer or of any such licensee or sublicensee) having the right to sell Cinryze.

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs on death by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order; or (iv) a transfer made by operation of law (including a consolidation or merger) or as in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Second CVR Payment Amount” means an amount equal to $0.50 per CVR, payable in cash.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 Issuance of CVRs.

The CVRs shall be issued pursuant to the Merger at the time and in the manner set forth in the Merger Agreement.

Section 2.2 Nontransferable.

The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the CVR Registrar, pursuant to Securities Transfer Association guidelines, duly executed by the Holder thereof, his attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Buyer, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax) to the Holder.

(d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) Promptly following the occurrence of a First CVR Payment Event, but in no event later than five Business Days of such event, Buyer shall deliver to the Rights Agent a certificate (the “First CVR Payment Compliance Certificate”), certifying that the Holders are entitled to receive the First CVR Payment Amount. “First CVR Payment Event” shall mean the occurrence of either of the following events:

(i) Both (A) Cinryze is approved by the FDA for the acute treatment of HAE and (B) the FDA grants to Target, Buyer or any of their Affiliates Orphan Exclusivity for Cinryze encompassing the acute treatment of HAE to the exclusion of all other human C1 inhibitor products; or

(ii) Orphan Exclusivity for the acute treatment of HAE has not become effective for any third party’s (i.e., a party other than Target, Buyer or any of their Affiliates) human C1 inhibitor product for two years from the later of the date hereof and the date on which Orphan Exclusivity for Cinryze for the prophylaxis of HAE becomes effective.

(b) Following the second anniversary of this Agreement (or earlier if Orphan Exclusivity becomes effective for a third party’s (i.e., a party other than Target, Buyer or any of their Affiliates) human C1 inhibitor product for the acute treatment of HAE), if events or circumstances occur prior to the delivery of the First CVR Payment Compliance Certificate that cause Buyer to reasonably believe to cause the conditions in clauses 2.4(a)(i) and 2.4(a)(ii) hereof not to be satisfied and can never be satisfied, then within 30 days of the occurrence of such events or circumstances, Buyer shall deliver to the Rights Agent a certificate (the “First CVR Payment Non-Compliance Certificate”), setting forth in reasonable detail the events or circumstances that have caused or would cause the conditions set forth in clauses 2.4(a)(i) and 2.4(a)(ii) hereof not to be satisfied and not capable of ever being satisfied.

(c) Buyer shall provide to the Rights Agent, as soon as is reasonably practicable, but not later than 30 days, after the end of each fiscal quarter of Buyer prior to the fiscal quarter ended [    ], 201[    ] [10 years from closing] (the “Outside Date”), a certificate signed by the chief executive officer or chief financial officer of Buyer setting forth the Net Sales for such fiscal quarter and cumulative Net Sales through the end of such fiscal quarter (the “Sales Notice”). If Buyer and any of its Subsidiaries achieve at least $600,000,000 in cumulative Net Sales (the “Sales Target”) during the period beginning on the date hereof and ending on the Outside Date, then upon delivery of the Sales Notice reflecting that the Sales Target is met, Buyer shall deliver to the Rights Agent a certificate (the “Second CVR Payment Compliance Certificate” and, together with the First CVR Payment Compliance Certificate, the “Compliance Certificates”), certifying that the Holders are entitled to receive the Second CVR Payment Amount. If the Sales Target is not met by the Outside Date, then within 30 days of the Outside Date, Buyer shall deliver to the Rights Agent a certificate (the “Second CVR Payment Non-Compliance Certificate” and, together with the First CVR Payment Non-Compliance Certificate, the “Non-Compliance Certificates”), certifying that the Sales Target was not met by the Outside Date, and as a result the Holders are not entitled to receive the Second CVR Payment Amount.

(d) From and after the date hereof but prior to the Outside Date, in the event of the sale of substantially all of the rights to Cinryze in North America by Buyer, Target or any of their Affiliates, Buyer shall deliver to the Rights Agent an amount, payable in cash, equal to the aggregate CVR Payment Amounts with respect to all Holders to the extent not previously paid in full; provided, that the First CVR Payment Amount shall not be required to be paid if there has been a final determination in accordance with this Agreement, following delivery and approval of a First CVR Payment Non-Compliance Certificate, that no First CVR Payment Amount is, or can ever be, payable under this Agreement. Upon such payment, no further payment of the CVR Payment Amounts shall be required. Notwithstanding the foregoing, (i) Buyer, Target or any of their Affiliates shall have the right to license Cinryze to third parties for the purposes of providing services, including and not limited to, services related to research, development or commercialization of Cinryze and (ii) no transaction in compliance with Section 6.1 shall trigger a requirement to make the payment described in the first sentence of this Section 2.4(d).

(e) Except as otherwise requested by any Holder, the Rights Agent shall promptly (and in no event later than five Business Days) send each Holder a copy of each Compliance Certificate and Non-Compliance Certificate at its registered address. In addition, upon the request of any Holder, the Rights Agent shall promptly (and in no event later than five Business Days after such request) send such Holder a copy of any Sales Notice delivered by Buyer.

(f) Upon demand by any Holder or Holders of at least 20% in the aggregate of the outstanding CVRs, within 45 days of receipt of a Non-Compliance Certificate, that the Rights Agent deliver a written notice, prepared by said Holder or Holders, specifying whether said Holder or Holders agree with (a “Notice of Agreement”) or object to (a “Notice of Objection”) such Non-Compliance Certificate, the Rights Agent shall deliver such Notice of Agreement or Notice of Objection, as applicable, to Buyer. If the Rights Agent delivers a Notice of Agreement from said Holder or Holders to Buyer in response to such Non-Compliance Certificate, then, so long as any other Holder or Holders of at least 20% in the aggregate of the outstanding CVRs has not caused the Rights Agent to deliver a Notice of Objection to Buyer, the applicable CVR Payment Amount shall not be due and payable to the Holders, and Buyer and the Rights Agent shall have no further obligations with respect to such CVR Payment Amount.

(g) If the Rights Agent delivers a Notice of Objection to Buyer within the 45-day period set forth in Section 2.4(f), the Rights Agent shall deliver together with the Notice of Objection, a certificate on behalf of the Holders (the “Objection Certificate”) setting forth in reasonable detail, as prepared by the objecting Holder or Holders of at least 20% in the aggregate of the outstanding CVRs, each of the objections to the events or circumstances described in the applicable Non-Compliance Certificate (collectively, the “Determinations”). If Buyer does not agree with the objections to the applicable Non-Compliance Certificate in the Objection Certificate, the Determinations that are in dispute shall be resolved by the procedure set forth in Section 7.12, which decision shall be binding on the parties hereto and the Holders.

(h) If the Rights Agent has not received from a Holder or Holders of at least 20% in the aggregate of the outstanding CVRs, within 45 days of receipt of a Non-Compliance Certificate and, therefore, does not deliver a Notice of Objection and Objection Certificate to the applicable Non-Compliance Certificate within the periods described above, the Rights Agent shall be deemed to have delivered a Notice of Agreement with respect to such Non-Compliance Certificate and the applicable CVR Payment Amount shall not be due and payable to the Holders, and Buyer and the Rights Agent shall have no further obligations with respect to such CVR Payment Amount.

(i) If Buyer delivers a Compliance Certificate to the Rights Agent or if a CVR Payment Amount is determined to be payable pursuant to Section 2.4(g) above, Buyer shall establish a CVR Payment Date with respect to such CVR Payment Amount that is within 15 days of the date of the applicable Compliance Certificate or decision, as applicable. At least 5 business days prior to such CVR Payment Date, Buyer shall cause the applicable aggregate CVR Payment Amount with respect to all Holders to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, pay the applicable CVR Payment Amount to each of the Holders (the amount to which each Holder is entitled to receive will be based on the number of CVRs held by such Holder as reflected on the CVR Register) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date, or, (ii) with respect to Holders that are due CVR Payment Amounts in excess of $1,000,000 who have provided the Rights Agent with wire transfer instructions in writing, by wire transfer of immediately available funds to such account.

(j) Buyer shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(k) Buyer shall promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent or any Holder or Holders of at least 5% in the aggregate of the outstanding CVRs may reasonably request in connection with the determination of whether a First CVR Payment Event has occurred or whether the Sales Target has been met. The Rights Agent shall forward any information and documentation it receives to the Holders who request such information.

Section 2.5 No Voting, Dividends Or Interest; No Equity Or Ownership Interest In Buyer.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Buyer or in any constituent company to the Merger.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties And Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b) Any Holder or Holders of at least 20% in the aggregate of the outstanding CVRs may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder, including, without limitation, the delivery of Notices of Objection, Objection Certificates and negotiation or arbitration pursuant to Section 7.12. The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense unless the Holders shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses which may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of all the Holders, as their respective rights or interests may appear.

Section 3.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(e) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises; and

(g) Buyer agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct, provided, however, that Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Buyer to Rights Agent as fees and charges, but not including reimbursable expenses.

(h) Buyer agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from Buyer for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for the Project Management Fee will be rendered a reasonable time prior to, and paid on, the effective date of the transaction. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Buyer, except for postage and mailing expenses, which funds must be received one (1) business day prior to the scheduled mailing date. Buyer agrees to pay to the Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with this Agreement; provided, however, that in the event of a resolution in favor of Buyer any amounts, including fees and expenses, payable in favor of the Rights Agent related to such dispute, resolution or arbitration shall be offset against the CVR Payment Amounts, if any.

Section 3.3 Resignation And Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Buyer specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified.

(b) If at any time the Rights Agent shall become incapable of acting, any Holder of a CVR may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Rights Agent and the appointment of a successor Rights Agent.

(c) If the Rights Agent shall resign, be removed or become incapable of acting, Buyer, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent who may be a Holder and is not an officer of Buyer. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c), become the successor Rights Agent.

(d) Buyer shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Buyer fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Buyer.

Section 3.4 Acceptance of Appointment By Successor.

Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Buyer and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Buyer or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders.

Buyer shall furnish or cause to be furnished to the Rights Agent (a) in such form as Buyer receives from its transfer agent (or other agent performing similar services for Buyer), the names and addresses of the Holders within five Business Days of the Effective Time, and (b) at such times as the

Rights Agent may request in writing, within five days after receipt by Buyer of any such request, a list, in such form as Buyer receives from its transfer agent (or other agent performing similar services for Buyer), of the names and the addresses of the Holders as of a date not more than 15 days prior to the time such list is furnished.

Section 4.2 Payment of CVR Payment Amount.

Buyer shall duly and promptly pay each Holder the applicable CVR Payment Amount, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

Section 4.3 Commercially Reasonable Efforts.

Unless this Agreement and the CVRs shall have earlier terminated as provided herein, from and after the date hereof, Buyer shall use commercially reasonable efforts consistent with pharmaceutical industry practice relating to products in a similar stage of marketing, development and approval and with similar economic potential, and considering the regulatory, legal, business, commercial and other facts and circumstances presented to Buyer from and after the date hereof, to achieve, as soon as practicable, a First CVR Payment Event and the Sales Target.

Section 4.4 Ability To Make Prompt Payment.

Neither Buyer nor any of its Subsidiaries shall enter into any agreement that would restrict Buyer’s right to be able to promptly make payments to the Holders under this Agreement or otherwise restrict Buyer’s ability to fund such payments.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Buyer, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) subject to Section 6.1, to evidence the succession of another Person to Buyer and the assumption by any such successor of the covenants of Buyer herein; or

(ii) to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein.

(b) Without the consent of any Holders, Buyer, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Buyer such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; provided that such provisions shall not adversely affect the interests of the Holders; or

(v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Buyer shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.2 Amendments With Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Buyer, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interest of the Holders.

(b) Promptly after the execution by Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Buyer shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3 Execution of Amendments.

In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Buyer stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments.

Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Company May Consolidate, Etc.

(a) Buyer shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) in case Buyer shall consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which Buyer is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Buyer substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Buyer to be performed or observed; and

(ii) Buyer has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) For purposes of this Section 6.1, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean properties and assets contributing in the aggregate at least 80% of Buyer’s total consolidated revenues as reported in Buyer’s last available periodic financial report (quarterly or annual, as the case may be).

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by Buyer with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Buyer under this Agreement with the same effect as if the Surviving Person had been named as Buyer herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices To Rights Agent And Buyer.

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows:

(a) if to the Rights Agent, addressed to it at 44 West Lancaster Avenue, Ardmore, PA 19003, facsimile at 610-649-7302, or at any other address previously furnished in writing to the Holders and Buyer by the Rights Agent; or

(b) if to Buyer, addressed to it at 397 Eagleview Boulevard, Exton, Pennsylvania 19341, facsimile at 610-458-7380, or at any other address previously furnished in writing to the Rights Agent and the Holders by Buyer.

Section 7.2 Notice To Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.4 Successors and Assigns.

All covenants and agreements in this Agreement by Buyer shall bind its successors and assigns, whether so expressed or not.

Section 7.5 Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

Section 7.6 Governing Law.

This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.

Section 7.7 Legal Holidays.

In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CVR Payment Date.

Section 7.8 Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 7.9 Counterparts.

This Agreement may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed to constitute but one and the same instrument.

Section 7.10 Termination.

This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earlier to occur of (a) the payment of all potential CVR Payment Amounts required to be paid under the terms of this Agreement and (b) the final determination in accordance with this Agreement, following delivery and approval of Non-Compliance Certificates relating to both CVR Payment Amounts, that no CVR Payment Amount is, or can ever be, payable under of this Agreement.

Section 7.11 Entire Agreement.

This Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements hereto made except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.12 Negotiation; Arbitration.

(a) Prior to any arbitration pursuant to Section 7.12(b), Buyer, the Rights Agent and any Holder or Holders of at least 5% in the aggregate of the outstanding CVRs shall negotiate in good faith for a period of 30 days to resolve any controversy or claim arising out of or relating to this Agreement, or the breach thereof.

(b) After expiration of the 30-day period contemplated by Section 7.12(a), such controversy or claim, including any claims for breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Buyer, the Rights Agent and any Holder or Holders of at least 20% in the aggregate of the outstanding CVRs may initiate an arbitration for any matter relating to this Agreement. The number of arbitrators shall be three. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within 15 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrators shall be selected by the American Arbitration Association. The place of the arbitration shall be New York, New York. The arbitrators shall be lawyers or retired judges with experience in the life sciences industry and with mergers and acquisitions. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties. Any award payable in favor of the Holder or Rights Agent as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CVRs held by each Holder. Buyer shall pay all fees and expenses incurred in connection with any arbitration, including the costs and expenses billed by the Arbitrator in connection with the performance of its duties described herein; provided, however, that if the arbitrator rules in favor of Buyer, the Arbitrator’s fees and expenses shall be offset against the CVR Payment Amounts, if any.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

VIROPHARMA INCORPORATED

By:
Name:
Title:

LEV PHARMACEUTICALS, INC.

By:
Name:
Title:

STOCKTRANS, INC.

By:
Name:
Title: